June 24, 2024

George Scherff
13032 Sorrento Wy
Bradenton, FL 34211

Dear George:

    I am pleased to extend this offer of employment as the Chief Executive Officer of SIFCO Industries, Inc. (“SIFCO”). This offer is fully supported by the Board of Directors and all of the Directors look forward to working with you at SIFCO. We feel you can make a decided and immediate contribution to our company. I would like to outline for you the following terms of this employment offer:

Title:    Chief Executive Officer

Start Date:    July 8, 2024

Terms of Compensation: See attached Exhibit A

I am enclosing a basic summary of benefits as offered to all salaried employees of SIFCO. If you have any questions, we can arrange for a discussion with an HR representative of the company.

You will be an eligible participant in the management incentive bonus program. Commencing with fiscal 2025, you will be eligible for a target bonus at the % level of your base salary set forth on Exhibit A. Metrics and goals for 2025 have not yet been established by the Compensation Committee but will be established in the ordinary course of establishing the Company’s 2025 budget. If earned, the bonus would be payable to you on or before December 31 of that year providing you are an employee in good standing on September 30 of the bonus year.

George Scherff
June 24, 2024

The purpose of stating a salary in this letter is to establish a rate of compensation for pay and benefits, and should not be construed in any way as an employment contract or as establishing or guaranteeing terms or tenure of employment for any specific period. Your employment is at-will.

As a condition of this employment offer, you acknowledge that prior to accepting employment with SIFCO. you have had the opportunity to read and understand the Non-Disclosure, Non-Solicitation and Non-Competition Agreement and voluntarily agree to the terms of the Agreement.

Please feel free to call me if you have any other questions about the terms of this offer.

I would like to reiterate our enthusiasm to have you join the SIFCO team. We all look forward to your contributions to SIFCO!

                    Sincerely,

/s/Alayne Reitman

Alayne Reitman,
Chair of the Board of Directors
SIFCO Industries, Inc.

cc:     Don Molten
    Mark Silk

ACKNOWLEDGED, AGREED AND ACCEPTED:

/s/George Scherff                June 26, 2024
Signature: George Scherff                Date

EXHIBIT A
This Term Sheet is confidential and may not be disclosed to any person or entity other than the parties’ respective officers, directors, employees and professional advisors.

Compensation Element	Amount
Base Salary	•$300,000
Annual Bonus	•35% target (value at target of $105,000)
Retirement Benefits	•401(k) plan applicable to all employees
Other Benefits	•Welfare benefits applicable to all employees •Annual vacation of 4 weeks